As filed with the Securities and Exchange Commission on November 30, 2001
                                                Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                            ________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ________________________

                              KIRLIN HOLDING CORP.
             (Exact Name of Registrant as Specified in its Charter)

           Delaware                                 11-3229358
-----------------------------           ---------------------------------------
   (State of Incorporation)             (I.R.S. Employer Identification Number)



                              6901 Jericho Turnpike
                                Syosset, NY 11791
                                 (800) 899-9400
          -------------------------------------------------------------
          (Address and telephone number of principal executive offices)


                               Anthony J. Kirincic
                                    President
                              Kirlin Holding Corp.
                              6901 Jericho Turnpike
                                Syosset, NY 11791
                                 (800) 899-9400
          -------------------------------------------------------------
            (Name, address and telephone number of agent for service)


                                   Copies to:

                              Peter M. Ziemba, Esq.
                                 Graubard Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800
                           (212) 818-8881 - Facsimile

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________________

         If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                              ---------------------

============================================================================================

                              Calculation of Registration Fee
--------------------------------------------------------------------------------------------
                                           Proposed         Proposed
                                            Maximum         Maximum              Amount of
  Title of Shares to be   Amount to be   Offering Price   Aggregate Offering    Registration
       Registered         Registered       Per Share          Price                 Fee
------------------------- -------------- ---------------- ------------------- --------------
Common Stock,             1,500,000        $1.13(2)        $1,695,000           $423.75
$.0001 par value (1)
------------------------- -------------- ---------------- ------------------- --------------
Common Stock,               825,000        $1.50(4)        $1,237,500           $309.38
$.0001 par value (3)
------------------------- -------------- ---------------- ------------------- --------------
Common Stock,               825,000        $2.50(4)        $2,062,500           $515.63
$.0001 par value (5)
------------------------- -------------- ---------------- ------------------- --------------
Common Stock,               150,000        $1.20(4)          $180,000            $45.00
$.0001 par value (6)
------------------------- -------------- ---------------- ------------------- --------------
                                                                   TOTAL FEE   $1,293.76
============================================================================================

(1) Represents shares of common stock to be sold from time to time for the account of some of our stockholders. The shares were issued by us in our private placement in October 2001.

(2) Based upon the market price of the common stock, as reported by The Nasdaq Stock Market, Inc. on November 28, 2001, in accordance with Rule 457(c) of the Securities Act of 1933, as amended.

(3) Represents shares of common stock to be sold from time to time for the account of some of our stockholders. These shares are issuable by us to these persons upon their exercise of Class A Redeemable Common Stock Purchase Warrants issued as part of a unit to investors in our October 2001 private placement, as well as those share underlying Class A Redeemable Common Stock Purchase Warrants that will be issuable upon exercise of purchase options issued to designees of the placement agent in our October 2001 private placement. Pursuant to Rule 416, this registration statement also covers any additional shares which may be issuable by virtue of the anti-dilution provision contained in the warrant.

(4) Based upon the exercise price in accordance with Rule 457(g) of the Securities Act.

(5) Represents shares of common stock to be sold from time to time for the account of some of our stockholders. These shares are issuable by us to these persons upon their exercise of Class B Redeemable Common Stock

         Purchase Warrants issued as part of a unit to investors in our October 2001 private placement, as well as those share underlying Class B Redeemable Common Stock Purchase Warrants that will be issuable upon exercise of purchase options issued to designees of the placement agent in our October 2001 private placement. Pursuant to Rule 416, this registration statement also covers any additional shares which may be issuable by virtue of the anti-dilution provision contained in the warrant.

(6) Represents shares of common stock to be sold from time to time for the account of some of our stockholders. These shares are issuable by us to these persons upon their exercise of purchase options for units, each unit including common stock and Class A Redeemable Common Stock Purchase Warrants to purchase common stock and Class B Redeemable Common Stock Purchase Warrants to purchase common stock issued as consideration to our placement agent in our October 2001 private placement. Pursuant to Rule 416, this registration statement also covers any additional shares which may be issuable by virtue of the anti-dilution provision contained in the purchase option.

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

         The information in this prospectus is incomplete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale of these securities is not permitted.

                 Subject to Completion, dated November 30, 2001


Prospectus

                              KIRLIN HOLDING CORP.

                        3,300,000 Shares of Common Stock

         This prospectus relates to up to 3,300,000 shares of common stock of Kirlin Holding Corp. that may be offered for resale for the account of the stockholders set forth in this prospectus under the heading "Selling Stockholders" beginning on page 10.

         Our common stock is traded on The Nasdaq National Market, under the symbol KILN. On November 28, 2001, the last reported sale price of our common stock was $1.20.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


              The date of this prospectus is ___________ __, 2001.

         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus.


                                Table of Contents
                                                                         Page
                                                                         ----

Business Summary                                                          3

Risk Factors                                                              5

Use of Proceeds                                                           9

Selling Stockholders                                                     10

Plan of Distribution                                                     15

Legal Matters                                                            16

Experts                                                                  16

Where You Can Find More Information                                      16

                                Business Summary

         We are a holding company engaged in securities brokerage, securities trading and investment and merchant banking and money management activities through our operating subsidiaries, Kirlin Securities, Inc., GMST World Markets, Inc. (formerly First Long Island Securities, Inc. and majority owned) and Greenleaf Management Corp. We also are the majority stockholder of VentureHighway.com Inc., which in turn is the ultimate parent of Princeton Securities Corporation.

Kirlin Securities, Inc.

         Kirlin commenced operations in 1988 and is registered as a broker-dealer with the SEC and is a member of the NASD and SIPC. Kirlin is a full service retail-oriented brokerage firm, specializing in the trading and sale of both equity and fixed income securities, including mutual funds. At September 30, 2001, Kirlin maintained over 25,000 customer accounts, which held over $900 million in assets. Kirlin employs approximately 175 registered representatives. Kirlin is licensed to conduct activities as a broker-dealer in the District of Columbia and in 48 states, and operates primarily from our headquarters in Syosset, New York, as well as seven branch offices located in California, Florida, New Jersey and New York.

         On August 29, 2001, Kirlin acquired most of the assets, including the customer accounts, of M.S. Farrell & Co., Inc., a retail-oriented brokerage and investment banking firm with offices in New York City, Red Bank, New Jersey and Fort Lauderdale, Florida. The former offices of M.S. Farrell have become branch offices of Kirlin. In connection with this transaction, Kirlin Securities entered into employment agreements with senior members of M.S. Farrell and is employing almost all of the registered representatives and other support employees of M.S. Farrell. We also agreed to issue to M.S. Farrell ten-year warrants to purchase 1,200,000 shares of common stock exercisable at $1.50 per share.

         On August 24, 2001, Kirlin acquired most of the assets, including the customer accounts, of Princeton Securities, a retail-oriented brokerage firm located in Princeton, New Jersey, that is ultimately owned by our majority-owned subsidiary, Venture Highway.com. Prior to the transaction, Princeton operated as a separate broker-dealer. Princeton's office has become a branch office of Kirlin and the registered representatives and other support employees of Princeton have become employees of Kirlin. Kirlin paid Princeton $100,000 and assumed the obligation of VentureHighway.com, to make certain override payments to the former owners of Princeton Securities, which payment is a percentage of revenues generated by the registered representatives being transferred to Kirlin.

         On October 5, 2001, Kirlin effected a change in its clearing broker from correspondent Services Corporation to BNY Clearing Corp. BNY will make a $2,500,000 three-year subordinated loan to Kirlin. BNY also will rebate to

Kirlin 50% of the amount of clearing fees and other items that Kirlin pays to BNY under the clearing arrangement, up to a maximum rebate of $2,500,000.

GMST World Markets, Inc.

         On March 17, 2000, we acquired all of the outstanding stock of First Long Island Securities, Inc., which for a period of time continued its operations as a retail-oriented brokerage firm based in Long Island. Subsequently, the registered representatives and customer accounts were transferred to Kirlin. After this transition of the retail business, in August 2000 we sold a 20% interest in First Long Island, transferred operational control to the buyer of this interest and subsequently changed its name to GMST World Markets, Inc. In December 2000, GMST received regulatory approval and commenced operations with a recently hired staff of traders and assistants to act as a market maker of foreign ADR's and equity securities. GMST also executes trades on behalf of other broker-dealers. In January 2001, GMST received a capital infusion from a member of GMST's management and our ownership was reduced to 58%. GMST presently operates out of offices in Pennsylvania and Florida. Upon receipt of further regulatory approval, expected in the fourth quarter of 2001, we intend to further reduce our ownership interest to a non-controlling minority position.

Greenleaf Management Corp.

         Greenleaf Management is the manager of Greenleaf Capital Partners II, LLC, a private investment fund capitalized in June 1999 to invest in one or more selected companies and take advantage of investment opportunities that may arise.

VentureHighway.com Inc.

         VentureHighway commenced operations in June 1999 and is a majority-owned subsidiary of Kirlin Holding Corp. VentureHighway owns and formerly operated www.venturehighway.com, an Internet website designed to link angel investors, venture capitalists and corporate strategic partners with small- and mid-sized businesses seeking capital. In April 2000, VentureHighway acquired Princeton. In December 2000, after pursuing its Internet-based business plan, VentureHighway suspended its Internet operations while it considered its strategic alternatives. Following the sale of Princeton's assets described above, Princeton commenced action to relinquish its license as a broker-dealer.

                                  Risk Factors

         You should carefully consider the risks described below before you decide to invest in our company. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently believe are immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline because of any one of these risks, and you may lose all or part of your investment.

A downturn in the securities markets has caused our revenues to decline and harmed our business.

         Our business, and the securities industry generally, is directly affected by many factors that are beyond our control and that could cause a downturn in the securities markets, including the following factors:

              o   national and international political and economic conditions;

              o   broad trends in business and finance;

              o   interest rate levels and changes in interest rate levels;

              o   changes in tax laws; and

              o changes in government and self-regulatory organization regulations.

         If there is a market downturn, our revenues are likely to decline and, if we were unable to reduce our expenses at the same pace, our results of operations would deteriorate. For example:

              o A market downturn could lead to a decline in the volume of transactions that we execute for our customers and would reduce the revenues we receive from commissions and spreads.

              o A market downturn that reduces the value of our clients' portfolios or increases the amount of withdrawals would reduce the revenues we receive from our asset management business.

              o A market downturn could reduce the number and size of transactions for which we provide underwriting or placement agent services.

         The volatility and general decline in the stock market that we have experienced since the second quarter of 2000 has negatively effected our business. Our revenues have declined significantly from the historic levels we reached in 1999. Our expenses have not declined as significantly, and we have incurred significant losses. Our ability to reverse this trend will depend upon our ability to continue to expand and increase our revenue while we simultaneously control our costs.

Our business is subject to risks of losses from trading activities.

         Our proprietary trading activities involve the purchase, sale or short sale of securities as principal. We face the risk of changes in the market prices of those securities and the risk of a decrease in the liquidity of markets for those securities, which could limit our ability to resell securities purchased or to purchase securities sold short in principal transactions. Our trading department maintains inventories of equity and debt securities on both a long and short basis. If we have any long positions (i.e., own securities), a downturn in the market could reduce the value of our positions and result in losses. Conversely, if we have short positions (i.e., have sold securities we do not own), an upturn in the market could expose us to unlimited losses as we attempt to cover our short position by acquiring securities in a rising market.

Our business is subject to risks of losses from underwriting activities.

         Our business is subject to risks of losses from underwriting activities. As an underwriter, we commit to purchasing securities from an issuer and assume the risk that we may not be able to resell such securities to our customers. As we increase our underwriting business and serve as manager or co-manager of public offerings of securities, we expect to make increased commitments of our capital for this purpose and thus increase our exposure to this risk. Further, we expect that increased underwriting activity will also increase our commitment of capital for the purpose of making a market in these securities following an offering. The increased concentration of our capital in these securities will increase our exposure to trading risks regarding these securities.

         Under applicable law, as an underwriter we are subject to substantial potential liability for misstatements or omissions of material facts in prospectuses and other communications with respect to such offerings and we may not be able to obtain indemnification from the issuers of these securities for this liability.

Our business is subject to risks of losses from long term and speculative merchant banking investments.

         We make long term merchant banking investments that are usually speculative and involve a high degree of risk. The long term nature of these investments also increases our exposure to market risks and restricts the use of our capital for longer periods of time. Since these investments are sometimes illiquid, we may be unable to realize gains or reduce losses during periods of fluctuating values of these investments. A large reduction in the value of one or more of our investments can have a significant impact on our net worth.

Our merchant banking and proprietary trading investments may cause our operating results to fluctuate widely regardless of whether we have liquidated our investments and actually realized gain or loss.

         We must value our merchant banking and proprietary trading investments on a quarterly basis at a price related to the current market prices of such securities. Accordingly, a large fluctuation in the market prices of these securities, regardless of whether we have liquidated them and actually realized gain or loss, can have a significant impact upon our results of operations for that quarter.

We may have difficulty effectively managing our growth.

         We expect our business to grow in several areas:

             o We expect to expand our retail brokerage operations by both hiring registered representatives and acquiring other broker-dealers.

             o We have been increasing our investment banking activities and anticipate engaging in more underwritings and private placements in the future.

         Our current senior management has limited experience managing a rapidly growing enterprise and may not be able to effectively manage our growth.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

         The securities industry is rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Many of our competitors have significantly greater financial, technical, marketing and other resources than us. Some of our competitors also offer a wider range of services and financial products than us and have greater name recognition and a larger client base. These competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business.

We rely very heavily on our clearing brokers, and termination of our agreements with them could disrupt our business.

         Our broker-dealer subsidiaries all utilize the services of other firms to act as their clearing broker. These clearing brokers process all securities transactions for our account and for the accounts of our clients. They also provide billing services, extend credit and provide for control and receipt, custody and delivery of securities. We depend upon the operational capacity and ability of these clearing firms for the orderly processing of transactions. In addition, by engaging the processing services of other clearing firms, we are exempt from some capital reserve requirements and other regulatory requirements imposed by federal and state securities laws. Our clearing agreements may be terminated by these clearing firms upon prior written notice. Termination of one or more of these agreements could disrupt our business since we would find it necessary to engage another clearing firm.

Our clearing brokers extend credit to our clients and we are liable if our clients do not pay.

         We permit our clients to purchase securities on a margin basis or sell securities short, which means that our clearing firms extend credit to the client secured by cash and securities in the clients' account. During periods of volatile markets the value of the collateral held by our clearing brokers could fall below the amount borrowed by the client. If margin requirements are not sufficient to cover losses, our clearing brokers sells or buys securities at prevailing market prices, and may incur losses to satisfy client obligations. We have agreed to indemnify our clearing brokers for losses they incur while extending credit to our clients.

Employee misconduct could harm us and is difficult to detect and deter.

         We run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. The precautions we take to prevent and detect this activity may not be effective to deter or prevent misconduct.

We are currently subject to extensive securities regulation, and the failure to comply could subject us to penalties or sanctions.

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. The SEC, the NASD and other self-regulatory organizations, such as the various stock exchanges and the Municipal Securities Rulemaking Board, and state securities commissions all require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations could result in censure, the imposition of a fine, the issuance of a cease-and-desist order or in suspension or expulsion of us or any of our officers or employees, any of which could harm our business.

Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or suspension or expulsion by the NASD.

         The SEC and the NASD have stringent rules with respect to the maintenance of specific levels of net capital by broker-dealers. Our failure to maintain the required net capital may result in a suspension or revocation of our registration by the SEC or in a suspension or expulsion of our membership by the NASD. A change in the net capital rules, the imposition of new rules or any unusually large charge against net capital could limit our operations that require the extensive use of our capital. A significant operating loss or any unusually large charge against net capital also could adversely affect our ability to expand or maintain our present levels of business, which could harm our business.

A significant percentage of our common stock is held by our directors and executive officers, who can significantly influence all actions by our company requiring a vote of our stockholders.

         Our directors and executive officers own almost a majority of our outstanding common stock. Accordingly, management is in a position to significantly influence the election of the directors of our company and all other matters that are put to a vote of our stockholders.

We may issue preferred stock with preferential rights which may adversely affect your rights.

         The rights of the holders of our common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued by us in the future. Our articles of incorporation authorize our board of directors to issue up to 1,000,000 shares of "blank check" preferred stock, and to fix the rights, preferences, privilege and restrictions, including voting rights, of these shares without further stockholder approval. To date, we have not issued any shares of preferred stock.

                                 Use of Proceeds

         All of the shares being offered by this prospectus are for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. Some of the shares that will be sold by the selling stockholders, however, are issuable upon exercise of purchase options or warrants. If all of the purchase options and warrants are fully exercised for cash, we will receive an aggregate of $3,480,000. We intend to use any proceeds from the exercise of the purchase options and warrants for working capital and general corporate purposes.

                              Selling Stockholders

         The following table provides certain information with respect to the selling stockholders' beneficial ownership of our common stock as of November 29, 2001, and as adjusted to give effect to the sale of all of the shares offered hereby. See "Plan of Distribution." Each selling stockholder possesses sole voting and investment power with respect to the securities shown. See the text following the footnotes for a description of the transaction in which our securities were issued to the selling stockholders.

                                             Shares Beneficially                                 Shares Beneficially
                                                    Owned                                               Owned
                                               Before Offering                                      After Offering
                                               ---------------                                     ---------------
                                                                             Number
                                                                               of
                                            Number         Percentage        Shares               Number       Percentage
Name                                      of Shares(1)        (%)            Offered            of Shares         (%)
----                                      ---------        ----------       -------            ---------      ----------
David Abel                              63,461.54(2)           *               25,000          38,461.54(2)             *

Mohamed Abdulwasie                        100,000              *              100,000                 -0-             -0-

Mel Atlas                                  50,000              *               50,000                 -0-             -0-

Marvin Baron                               50,000              *               50,000                 -0-             -0-

Albert Breneisen & Helen                   50,000              *               50,000                 -0-             -0-
Breneisen JTWROS

Christopher Bowman                         20,000              *               20,000                 -0-             -0-

Robert Budetti                             20,000              *               20,000                 -0-             -0-

Edward Cohen                               50,000              *               50,000                 -0-             -0-

Michael Cohen                              50,000              *               50,000                 -0-             -0-

Seymour Cohen                             304,083             2.0             147,500             156,583             1.1

Joe Columbo                               350,139(3)          2.3             100,000             250,139(3)          1.7

Richard Darnell                            20,000              *               20,000                 -0-             -0-

Richard Donovan &                          50,000              *               50,000                 -0-             -0-
Joyce Donovan
JTWROS

Forbes Properties                         200,000            1.3              200,000                 -0-             -0-

(continued)


                                                             10

(continued)
                                             Shares Beneficially                                 Shares Beneficially
                                                    Owned                                               Owned
                                               Before Offering                                      After Offering
                                               ---------------                                     ---------------
                                                                             Number
                                                                               of
                                            Number         Percentage        Shares               Number       Percentage
Name                                      of Shares(1)        (%)            Offered            of Shares         (%)
----                                      ---------        ----------       -------            ---------      ----------
Stephen Falk & Sheila Falk                 50,000              *               50,000                 -0-             -0-
JTWROS

Feighner Family Trust                     100,000              *              100,000                 -0-             -0-
-- John Feighner TTEE

Steven Frost                               50,000              *               50,000                 -0-             -0-

Bill Goedecke &                            45,000(4)           *               40,000             5,000(4)              *
Deborah Goedecke
JTWROS

Ngoon Lup Goon                            200,000             1.3             200,000                 -0-             -0-

Michael J. Grudzien                        20,000              *               20,000                 -0-             -0-

Jeffrey Herdan                             50,000              *               50,000                 -0-             -0-

Les Jacobs                                 20,000              *               20,000                 -0-             -0-

Lawrence Kaplan &                         100,000              *              100,000                 -0-             -0-
Helene Kaplan

Alex Landy                                100,000              *              100,000                 -0-             -0-

Charles & Lorraine                         54,000              *               54,000                 -0-             -0-
Lindner JTWROS

James Mongiello                           225,000(5)          1.5             200,000             25,000(5)             *

Office Leasing                             30,000              *               30,000                 -0-             -0-
Consultants, Inc.

Susan Paduano                              30,000              *               30,000                 -0-             -0-

Mel Paikoff                                50,000              *               50,000                 -0-             -0-

Edward Parisi                              50,000              *               50,000                 -0-             -0-

Andrea Paul                                40,000              *               40,000                 -0-             -0-

Mark Pepe & Lisa Pepe JTWROS               30,000              *               30,000                 -0-             -0-

Jed R.S. Raynor                           100,000              *              100,000                 -0-             -0-

(continued)
                                                              11

(continued)
                                             Shares Beneficially                                 Shares Beneficially
                                                    Owned                                               Owned
                                               Before Offering                                      After Offering
                                               ---------------                                     ---------------
                                                                             Number
                                                                               of
                                            Number         Percentage        Shares               Number       Percentage
Name                                      of Shares(1)        (%)            Offered            of Shares         (%)
----                                      ---------        ----------       -------            ---------      ----------
Arno Ruben TTEE                            50,000              *               50,000                 -0-             -0-
Retro-Media Money
Purchase Pension Plan

Murray H Rosenthal TTEE,                   50,000              *               50,000                 -0-             -0-
Murray H Rosenthal DO APC,
Pension & Profit Sharing Plan

John Scagnelli and                        225,000(5)          1.5             200,000             25,000(5)             *
Barbara Scagnelli
JTWROS

Bank of New York Clearing                  50,000              *               50,000                 -0-             -0-
Service, LLC FBO Daniel
Scharlin IRA Rollover

Douglas Smith & Janie-Marie               200,000             1.3             200,000                 -0-             -0-
Smith

John Whitcomb & Sheila Kading              26,000              *               26,000                 -0-             -0-
TTEES ERMED Money Purchase
Pension Plan FBO John Tucker

Walsdorf Investors                         25,000              *               25,000                 -0-             -0-

Jay Wilson & Leah Wilson JT               100,000              *              100,000                 -0-             -0-
TEN

Bank of New York                          100,000              *              100,000                 -0-             -0-
Clearing Service LLC
FBO Lisa Pepe - IRA

David O. Lindner                        3,273,923(6)         21.5             27,450          3,246,473(6)           21.3

Anthony J. Kirincic                     3,413,923(6)(7)      22.4             27,450          3,386,473(6)(7)        22.3

(continued)



                                                               12

(continued)
                                             Shares Beneficially                                 Shares Beneficially
                                                    Owned                                               Owned
                                               Before Offering                                      After Offering
                                               ---------------                                     ---------------
                                                                             Number
                                                                               of
                                            Number         Percentage        Shares               Number       Percentage
Name                                      of Shares(1)        (%)            Offered            of Shares         (%)
----                                      ---------        ----------       -------            ---------      ----------
Martin F. Schacker                       372,329(8)           2.4              10,080          362,249(8)             2.4

George Pometti                          19,246.5(9)(10)        *               10,080            9,166.5(9)(10)         *

Neil Martucci                            3,840(11)             *                3,840              -0-(11)            -0-

Douglas Gass                           349,408(12)            2.3              19,500          329,908(12)            2.2

Pat Paolini                             19,500(13)             *               19,500              -0-(13)              *

John Hughes                             39,000(10)(14)         *               14,000           25,000(10)(14)          *

John Padgett                            78,000(10)(15)         *               28,000           50,000(10)(15)          *

Tom Gallo                              393,565(16)            2.6              18,000          375,565(16)            2.5

Chris Bowman                            37,600(10)             *               37,600              -0-(10)            -0-

Brendong Rempel                        163,945(17)            1.1               4,000          159,945(17)            1.1

Al Auer                                177,900(18)            1.2              33,000          144,900(18)            1.0


-------------------------------------------------------------------------------
*        Less than 1%.

(1) Rule 13d-3 of the Exchange Act generally excludes shares underlying options and/or warrants not exercisable within the next 60 days. However, in order to enhance the readers' understanding of the seller stockholders' ownership, in the table the number of shares beneficially owned by the selling stockholders includes the shares of common stock issuable upon the exercise of the Class A Redeemable Common Stock Purchase Warrants and the Class B Redeemable Common Stock Purchase Warrants issued to investors and to designees of our placement agent in our October 2001 private placement even though such warrants are not exercisable within the next 60 days.
(2) Includes 38,461.54 shares of common stock issuable upon the exercise of warrants which are currently exercisable.
(3) Includes 80,000 shares of restricted common stock, which are subject to forfeiture in certain circumstances.
(4) Includes 5,000 shares of common stock issuable upon the exercise of warrants which are currently exercisable.

(5) Includes 25,000 shares of common stock issuable upon the exercise of warrants which are currently exercisable.
(6) Includes 330,473 shares of common stock issuable upon the exercise of options which are currently exercisable. Does not include 66,668 shares of common stock issuable upon the exercise of option which are not currently exercisable.
(7) Includes 120,000 shares of common stock held in the individual retirement account of Mr. Kirincic's spouse.
(8) Includes 162,854 shares of common stock issuable upon the exercise of options and 199,395 shares of common stock issuable upon the exercise of warrants which are currently exercisable. Does not include 407,067 shares of common stock issuable upon the exercise of options which are not currently exercisable.
(9) Includes 9,166.50 shares of common stock issuable upon the exercise of warrants which are currently exercisable.
(10) Does not include 10,000 shares of common stock issuable upon the exercise of options which are not currently exercisable.
(11) Does not include 4,000 shares of common stock issuable upon the exercise of options which are not currently exercisable.
(12) Includes 148,279 shares of common stock issuable upon the exercise of options and 181,629 shares of common stock issuable upon the exercise of warrants which are currently exercisable. Does not include 370,634 shares of common stock issuable upon the exercise of options which are not currently exercisable.
(13) Does not include 12,500 shares of common stock issuable upon the exercise of options which are not currently exercisable.
(14) Includes 25,000 shares of commons stock issuable upon the exercise of warrants which are currently exercisable.
(15) Includes 50,000 shares of commons stock issuable upon the exercise of warrants which are currently exercisable.
(16) Includes 168,799 shares of common stock issuable upon the exercise of options and 206,766 shares of common stock issuable upon the exercise of warrants which are currently exercisable. Does not include 421,924 shares of common stock issuable upon the exercise of options which are not currently exercisable.
(17) Includes 71,493 shares of common stock issuable upon the exercise of options and 88,452 shares of common stock issuable upon the exercise of warrants which are currently exercisable. Does not include 178,702 shares of common stock issuable upon the exercise of options which are not currently exercisable.
(18) Includes 65,142 shares of common stock issuable upon the exercise of options and 79,758 shares of common stock issuable upon the exercise of warrants which are currently exercisable. Does not include 162,876 shares of common stock issuable upon the exercise of options which are not currently exercisable.

         Other than the common stock underlying the purchase options described below and the common stock underlying the Class A and Class B Warrants issuable upon exercise of these purchase options, all of the selling stockholders acquired the shares of common stock and the shares of common stock underlying the Class A and Class B warrants offered under this prospectus as a result of a private placement we consummated in October 2001. The common stock is being included in this prospectus pursuant to registration rights that were granted to the selling stockholders in their respective subscription agreements and to the holders of the purchase option in the purchase option itself.

         In consideration of acting as a placement agent in our October 2001 private placement, we issued purchase options to designees of Kirlin, which acted as placement agent, for an aggregate of 1.5 units, each unit consisting of
(i) 100,000 shares of our common stock, (ii) 50,000 Class A Warrants to purchase shares of our common stock at an exercise price of $1.50 per share, and (iii) 50,000 Class B Warrants to purchase shares of our common stock, at an exercise price of $2.50 per share. The purchase options may be exercised at $120,000 per unit from May 1, 2002 until April 30, 2006. The exercise price and the number of shares of common stock issuable upon exercise of the purchase options are subject to adjustment in some circumstances including a stock dividend, recapitalization, reclassification, split-ups, merger or consolidation or other similar events.

         The registration rights granted to the selling stockholders provide that we and the selling stockholders indemnify each other against certain liabilities, including liabilities under the Securities Act and the Exchange Act of 1934 as amended. In the opinion of the SEC, indemnification for these claims is against public policy, and therefore, is unenforceable.

         We are required to use reasonable commercial efforts to have the registration statement, of which this prospectus is a part of, declared effective by the SEC and to be kept current and effective until all the shares covered by this prospectus are sold or can be sold freely under 144(k) of the Securities Act, without limitation.

                              Plan of Distribution

         The shares offered by the selling stockholders may be sold from time to time in transactions in The Nasdaq Stock Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The selling stockholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commission from the selling stockholders. Except as described in the following sentence, the selling stockholders have advised us that they have not entered into agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. The selling stockholders and any broker-dealer that assist in the sale of the common stock may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. The selling stockholders may agree to indemnify broker-dealers for transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

         We are responsible for all costs, expenses and fees incurred in registering the shares offered hereby. The selling stockholders are responsible for brokerage commissions, if any, attributable to the sale of their common stock.

                                  Legal Matters

         The legality of the securities offered hereby has been passed upon by Graubard Miller, New York, New York.

                                     Experts

         The consolidated financial statements of Kirlin Holding Corp. and subsidiaries as of December 31, 2000 and 1999, and for the years then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Goldstein Golub Kessler LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

         The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities are sold.

         o Annual Report on Form 10-KSB for the year ended December 31, 2000.

         o Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

         o Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

         o        Quarterly Report on Form 10-Q for the quarter ended September
                  30, 2001;

         o Proxy Statement dated June 5, 2001, for its 2001 Annual Meeting of Stockholders;

         o Current Report on Form 8-K dated August 29, 2001, as amended by Current Report Form 8-K/A dated August 29, 2001; and

         o The description of our common stock that is contained in our Registration Statement on Form 8-A, dated December 30, 1994, as amended on January 18, 1995.

         Potential investors may obtain a copy of any of the agreements summarized herein or any of our SEC filings without charge by written or oral request directed to Kirlin Holding Corp., Attention: Investor Relations, 6901 Jericho Turnpike, Syosset, New York 11791, (800) 899-9400.

                                     Part II

                     Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

         The following is an itemized statement of the estimated amounts of all expenses payable by us in connection with the registration of the common stock, other than underwriting discounts and commissions:

SEC filing fee.................................................. $  1,293.76
Legal fees and expenses.........................................   30,000.00
Accounting fees and expenses....................................    5,000.00
Miscellaneous...................................................    2,000.00
                                                                   ---------
         Total..................................................  $38,293.76


Item 15. Indemnification of Directors and Officers

         Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

         Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

         "Section 145. Indemnification of officers, directors, employees and agents; insurance.

         (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

         (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         Additionally, we have entered into indemnification agreements with each of our directors and executive officers whereby we have agreed to indemnify, and advance expenses to, each indemnitee to the fullest extent permitted by applicable law. The indemnification agreements will continue until and terminate upon the later of (i) ten years after the date that the indemnitee has ceased to serve as a director or officer for us or any entity which the indemnitee served at our request, or (ii) the final termination of all pending proceedings in respect of which the indemnitee is granted rights of indemnification or advancement of expenses or any proceeding commenced by the indemnitee.

         Lastly, we may provide liability insurance for each of our directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers. We currently maintain such liability insurance.

Item 16. Exhibits

                                                                  Incorporated
Exhibit                                                           By Reference             No. in
Number         Description                                        from Document           Document        Page
------         -----------                                        -------------           --------        ----
3.1            Certificate of Incorporation                               A                 3.1

3.1.1          Certificate of Correction to Certificate of                A                 3.1.1
               Incorporation, dated July 29, 1994

3.2            Amended and Restated By-Laws                               A                 3.2

4.1            Form of Common Stock Certificate                           A                 4.1

4.2            Form of Subscription Agreement between the                 _                  _             Filed
               Registrant and Investors, accepted by the                                                  Herewith
               Registrant on October 30, 2001

4.3            Form of Purchase Option between the Registrant             _                  _             Filed
               and designees of Kirlin Securities, Inc. dated                                             Herewith
               October 30, 2001

4.4            Form of Class A Redeemable Common Stock Purchase           _                  _             Filed
               Warrant                                                                                    Herewith

4.5            Form of Class B Redeemable Common Stock Purchase           _                  _             Filed
               Warrant                                                                                    Herewith

5.1            Opinion of Graubard Mollen & Miller (including             -                  -             Filed
               Consent)                                                                                   Herewith

10.1           1994 Stock Plan                                            A                 10.2

10.2           Clearing Agreement between Kirlin Securities,              _                  __            Filed
               Inc. and BNY Clearing Corp.                                                                Herewith

10.3           1996 Stock Plan                                            C              Appendix A

10.4           Indemnification Agreement, dated November 14,              B                 10.9
               1995, between the Registrant and Edward J. Casey

10.5           Indemnification Agreement, dated February 5,               D                 10.6
               1998, between the Registrant and Edmund McCormick
(continued)
                                      II-5

(continued)
                                                                  Incorporated
Exhibit                                                           By Reference             No. in
Number         Description                                        from Document           Document        Page
------         -----------                                        -------------           --------        ----
10.6           Stock Option Agreement, dated January 11, 1999,            F                10.7
               between the Registrant and David O. Lindner

10.6.1         Schedule of Omitted Document in the form of                F               10.7.1
               Exhibit 10.6, including material detail in which
               such document differs from Exhibit 10.6

10.7           Stock Option Agreement, dated January 11, 1999,            F                10.8
               between the Registrant and Edward J. Casey

10.7.1         Schedule of Omitted Document in the form of                F               10.8.1
               Exhibit 10.7, including material detail in which
               such document differs from Exhibit 10.7

10.8           Restricted Stock Agreement, dated January 11,              F                10.9
               1999, between the Registrant and Barry Shapiro

10.9           Agreement, dated as of June 2, 1999, among the             G               10.10
               Registrant, Individual Investor Group, Inc. and
               VentureHighway.com Inc.

10.10          Stockholder Agreement, dated as of June 2, 1999,           G               10.11
               among the Registrant, Individual Investor Group,
               Inc. and VentureHighway.com Inc.

10.11          Stock Option Agreement, dated as of July 8,                H               10.10
               1999, between the Registrant and Harold Paul

10.12          Amendment, dated as of March 24, 2000 to                   H               10.12
               Agreement, dated as of June 2, 1999 between the
               Registrant, Individual Investor Group, Inc. and
               VentureHighway.com Inc.

10.13          Stock Option Agreement, dated as of February 2,            J               10.13
               2000, between the Registrant and David Lindner

(continued)
                                      II-6

(continued)
                                                                  Incorporated
Exhibit                                                           By Reference             No. in
Number         Description                                        from Document           Document        Page
------         -----------                                        -------------           --------        ----
10.13.1        Schedule of Omitted Document in the form of                J              10.13.1
               Exhibit 10.13, including material detail in
               which such document differs from Exhibit 10.13

10.14          Stock Option Agreement, dated as of February 2,            J               10.14
               2000, between the Registrant and Barry Shapiro

10.15          Stock Option Agreement, dated as of February 2,            J               10.15
               2000, between the Registrant and Edward Casey

10.15.1        Schedule of Omitted Document in the form of                J              10.15.1
               Exhibit 10.15, including material detail in
               which such document differs from Exhibit 10.15

10.16          Agreement, dated April 3, 2001, among the                  K               10.16
               Registrant and Kirlin Securities, Inc., on the
               one hand, and M.S. Farrell & Co., Inc. and
               certain stockholders of M.S. Farrell Holdings,
               Inc., on the other hand

10.17          Amendment, dated August 29, 2001, to Agreement,            K               10.17
               dated April 3, 2001, among the Registrant and
               Kirlin Securities, Inc., on the one hand, and
               M.S. Farrell & Co., Inc., M.S. Farrell Holdings,
               Inc. and certain stockholders of M.S. Farrell
               Holdings, Inc., on the other hand

10.18          Warrant, dated August 29, 2001, issued to M.S.             K               10.18
               Farrell & Co., Inc.

10.19          Employment Agreement, dated April 3, 2001,                 K               10.19
               between Kirlin Securities, Inc. and Martin F.
               Schacker

10.20          Stock Option Agreement, dated April 3, 2001,               K               10.20
               between the Registrant and Martin F. Schacker.
(continued)
                                      II-7

(continued)
                                                                  Incorporated
Exhibit                                                           By Reference             No. in
Number         Description                                        from Document           Document        Page
------         -----------                                        -------------           --------        ----
10.21          Employment Agreement, dated August 29, 2001,
               between Registrant and David O. Lindner.                   L               10.21

10.22          Employment Agreement, dated August 29, 2001
               between Registrant and Anthony J. Kirincic.                L               10.22

10.25          Form of Stock Option Agreement to reflect
               quarterly option grants by Registrant to David             L               10.23
               O. Lindner and Anthony J. Kirincic.

10.24          Indemnification Agreement, dated August 29,
               2001, between Registrant and Martin F. Schacker.           L               10.24

10.25          Schedule of Omitted Documents in Form of Exhibit
               10.24, including material detail in which such             L               10.25
               documents differ from Exhibit 10.24.

10.26          Stock Option Agreement, dated September 7, 2001,
               between Registrant and Edward Casey.                       L               10.26

10.27          Schedule of Omitted Document in form of Exhibit
               10.26, including material detail in which such             L               10.27
               document differs form Exhibit 10.26.

10.28          Purchase Option, dated as of February 2, 2000,
               between Registrant and David O. Lindner                    L               10.28
               regarding common stock of VentureHighway.com,
               Inc.

10.29          Schedule of Omitted Document in form of Exhibit
               10.28, including material detail in which such             L               10.29
               document differs form Exhibit 10.28.

21             List of Subsidiaries                                       F                 21

23.1           Consent of Graubard Mollen & Miller                        -                 -
               (included in Exhibit 5.1)

23.2           Consent of Goldstein Golub Kessler LLP                     -                 -         Filed Herewith

---------------------

A. Registrant's Form SB-2 Registration Statement (No. 33-84512), declared effective November 14, 1994.

B.       Registrant's Form 10-KSB for the fiscal year ended December 31, 1995.

C.       Registrant's Definitive Proxy Statement dated May 8, 1996.

D.       Registrant's Form 10-KSB for the fiscal year ended December 31, 1997.

E.       Registrant's Form 10-QSB for the fiscal quarter ended March 31, 1998.

F.       Registrant's Form 10-KSB for the fiscal year ended December 31, 1998.

G. Current Report on Form 8-K of Individual Investor Group, Inc. (SEC File No. 1-10932) dated June 2, 1999.

H.       Registrant's Form 10-QSB for the fiscal quarter ended June 30, 1999.

I.       Registrant's Form 10-KSB for the fiscal year ended December 31, 1999.

J.       Registrant's Form 10-KSB for the fiscal year ended December 31, 2000.

K.       Registrant's Current Report on Form 8-K, dated August 29, 2001.

L.       Registrant's Form 10-Q for the fiscal quarter ended September 30, 2001.

Item 17. Undertakings

         (a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  1. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  2. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  3. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Syosset, State of New York on November 29, 2001.

                              Kirlin Holding Corp.


                              By: /s/Anthony J. Kirincic
                                  ----------------------------
                                  Anthony J. Kirincic,
                                  President


                                Power of Attorney

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David O. Lindner and Anthony J. Kirincic his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                        Title                               Date
---------                        -----                               ----
/s/ David O. Lindner             Chairman of the Board of            November 29, 2001
--------------------             Directors and Chief Executive
David O. Lindner                 Officer (Principal Executive
                                 Officer)
                                                                     November 29, 2001
/s/ Anthony J. Kirincic          Director and President
-----------------------
Anthony J. Kirincic

Signature                        Title                               Date
---------                        -----                               ----
                                 Chief Financial Officer             November 29, 2001
/s/ Barry Shapiro                (Principal Financial and
-----------------                Accounting Officer)
Barry Shapiro

/s/  Edward J. Casey             Director                            November 29, 2001
--------------------
Edward J. Casey

/s/ Harold Paul                  Director                            November 29, 2001
---------------
Harold Paul


/s/ Martin Schacker              Director                            November 29, 2001
-------------------
Martin Schacker